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                                                                      Exhibit 13

                           INITIAL CAPITAL AGREEMENT



                               December __, 1997


LaSalle Partners Funds, Inc.
100 East Pratt Street
Baltimore, Maryland  21202

Ladies and Gentlemen:

     LaSalle Partners Funds, Inc. (the "Company"), a newly-organized open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), proposes to issue and sell to the public shares of its LaSalle Partners U.S. Real Estate Fund (the "Fund") pursuant to a registration statement on Form N-1A (File No. 333-36161), as from time to time amended (the "Registration Statement"), filed with the Securities and Exchange Commission. The Fund seeks to achieve its investment objective by investing all of its investable assets in LaSalle Partners Master Trust (the "Trust"), a newly-organized open-end management investment company registered under the 1940 Act. In order to provide the Company and the Trust with a net worth sufficient to commence operations and to meet the requirements of Section 14 of the 1940 Act, we agree to purchase shares of the Fund in accordance the terms and conditions set forth below.

     We hereby agree to purchase from the Company ___________ Institutional Class shares (the "Shares") of the Fund for an aggregate purchase price of $________. We shall deliver payment for the Shares in immediately available funds to the Company's custodian bank at least two business days prior to the date specified by the Company as the effective date of the Registration Statement.

     We represent and warrant that we are acquiring the Shares for our own account for investment and not with a view to the resale or further distribution thereof, and that we have no present plan or intention to sell, redeem or otherwise dispose of the Shares or any part thereof. We acknowledge and agree that in the event that any of the Shares are redeemed prior to complete amortization of the deferred organizational expenses of the Fund, the proceeds of redemption of such Shares shall be reduced by the pro rata share (based on the number of Shares redeemed and the total number of Shares then outstanding)
of the unamortized organizational expenses as of the date of such redemption.
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     If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing in the space provided below, whereupon this letter will become a binding agreement between us in accordance with its terms.


                                    Very truly yours,

                                    LA SALLE
                                            ------------------------


                                    By:
                                       -----------------------------
                                         Name:
                                         Title:


The foregoing Initial Capital Agreement
is hereby confirmed and accepted
as of the date first written above.

LA SALLE PARTNERS FUNDS, INC.



By:
   -----------------------------------
     Name:
     Title: